As filed with the Securities and Exchange Commission on May 30, 2023
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Recursion Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	46-4099738 (I.R.S. Employer Identification Number)
41 S Rio Grande Street Salt Lake City, Utah 84101 (385) 269-0203 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nathan Hatfield
Senior Vice President and Head of Legal
41 S Rio Grande Street
Salt Lake City, Utah 84101
(385) 269-0203
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis Philip H. Oettinger Nathan E. Robinson Wilson Sonsini Goodrich & Rosati, P.C. 701 Fifth Avenue Suite 5100 Seattle, Washington 98104-7036 (206) 883-2500

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.     ☐

PROSPECTUS
Recursion Pharmaceuticals, Inc.

Up to 5,904,827 Shares of Class A Common Stock Issuable Upon Exchange of Exchangeable Shares
Up to 31,132 Shares of Class A Common Stock Issuable Upon Exercise of Certain Outstanding Options
2,168,020 Shares of Class A Common Stock Offered by Selling Stockholders

We are registering the issuance, from time to time, of shares of our Class A common stock consisting of:
•up to 5,904,827 shares of Class A common stock (the “Exchange Shares”), that we may issue upon exchange, retraction or redemption of exchangeable shares of 14998685 Canada Inc., a corporation governed by the laws of Canada and an indirect wholly-owned subsidiary of ours that is referred to in this prospectus as “Exchangeco.” We refer to the exchangeable shares of Exchangeco as the “Exchangeable Shares;” and
•up to 31,132 shares of Class A common stock issuable upon the exercise of options (the “Options”) by former service providers of Valence Discovery Inc. (“Valence”) that are not eligible to be registered on Form S-8. The Options were issued by Valence but assumed by us and exchanged for options that are exercisable for shares of our Class A common stock in connection with the Valence Acquisition described below.
We are also registering the proposed resale or other disposition from time to time of up to 2,168,020 shares of our Class A common stock (the “Resale Shares”) by the selling stockholders identified in this prospectus that were issued or may be issued to the selling stockholders in connection with the Valence Acquisition. We relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder with respect to the initial issuance of Resale Shares.
In connection with our acquisition of 100% of the issued and outstanding equity securities of Valence (the “Valence Acquisition”), Exchangeco issued Exchangeable Shares to certain eligible Valence shareholders in lieu of shares of our Class A common stock. Additional Exchangeable Shares may be issued due to shares withheld for post-closing adjustments and indemnification claims and the shares issuable upon exchange, retraction, or redemption of such shares are included in the Exchange Shares. The Exchangeable Shares will not be registered under the Securities Act, and we relied upon the exemption from registration provided by section 4(a)(2) of the Securities Act and the rules promulgated thereunder with respect to the issuance of Exchangeable Shares. Each Exchangeable Share may be exchanged at the election of the holder for one share of our Class A common stock (subject to adjustments to maintain economic equivalence between our Class A common stock and the Exchangeable Shares). In addition, under certain circumstances, Exchangeco can redeem the Exchangeable Shares in exchange for shares of our Class A common stock on a one-for-one basis (subject to adjustments to maintain economic equivalence between our Class A common stock and Exchangeable Shares).
The selling stockholders (which term as used herein includes their respective donees, pledgees, assignees, transferees and other successors in interest) may sell any or all of their Resale Shares from time to time on The Nasdaq Global Select Market or any other stock exchange, market, or trading facility on which shares of our Class A common stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus.
The selling stockholders may sell some, all or none of the Resale Shares offered by this prospectus and we do not know when or in what amount the selling stockholders may sell their Resale Shares hereunder.
Because (i) the Exchange Shares offered by us in this prospectus will be issued only in exchange for or upon retraction or redemption of the Exchangeable Shares and (ii) we will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders, we will not receive any cash proceeds from the offering of the Exchange Shares or the Resale Shares. Upon the issuance of the registered shares of Class A common stock upon such exchange, retraction or redemption of outstanding Exchangeable Shares, we will cancel an equal number of currently outstanding Exchangeable Shares of Exchangeco. We expect to receive nominal proceeds, if any, from the issuance of shares of our Class A common stock upon the exercise of the Options. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
We are registering the Exchange Shares and the Resale Shares pursuant to a registration agreement, entered into as of the closing of the Valence Acquisition on May 16, 2023, by and among Recursion Pharmaceuticals, Inc., Exchangeco, and certain shareholders of Valence. The Exchange Shares and the Resale Shares offered by this prospectus may not be sold without delivery of this prospectus and any prospectus supplement describing the method and terms of the offering.
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “RXRX.” On May 30, 2023, the last reported sale price of our Class A common stock on Nasdaq was $8.82 per share.
Investing in our Class A common stock involves risks. Please carefully read the information under the headings “Risk Factors” beginning on page 3 of this prospectus and the information included and incorporated by reference in this prospectus before you invest in our Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 30, 2023.

In making your investment decision, you should rely only on the information contained in this prospectus and any prospectus supplement or free writing prospectus prepared by us, the selling stockholders or on behalf of us or the selling stockholders or the information to which we have referred you to or incorporated by reference into this prospectus. You should review carefully all of the detailed information appearing in this prospectus, any prospectus supplement, any free writing prospectus and the documents we have incorporated by reference before making any investment decision. Neither we nor the selling stockholders have authorized anyone to give you any information or to make any representations about us, the selling stockholders or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. Neither we nor the selling stockholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. The information in this prospectus is not complete. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. You should not assume that the information contained in the documents incorporated by reference into this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus incorporates by reference, and any applicable prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Incorporation by Reference.”
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This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended, using a “shelf” registration process. Under this shelf registration process, we may issue the securities offered by this prospectus from time to time. As permitted under the rules of the SEC, this prospectus incorporates important information about Recursion Pharmaceuticals, Inc. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus.
Each time that Exchange Shares and Resale Shares are offered and sold hereunder, one or more prospectus supplements to this prospectus may be provided that will contain specific information about the shares of Class A common stock being offered and sold and the specific terms of the offering. We and/or the applicable selling stockholder may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. If there is any inconsistency between the information contained or incorporated by reference or any prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable.
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. Neither we, nor the selling stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. We and the selling stockholders are not making offers to sell the shares of Class A common stock described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus contain statements, estimates and projections that are “forward-looking statements” as defined under U.S. federal securities laws. These forward-looking statements represent our beliefs, projections and predictions about future events or our future performance, and speak only as of the date we make them. You can identify forward-looking statements by terminology such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “will” or the negative or plural of these terms or other similar expressions or phrases, including references to assumptions. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. Some of these risks are described more fully under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, in this prospectus under the heading “Risk Factors” below, and elsewhere in documents we file with the SEC, which are incorporated by reference in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to:
•our ability to successfully integrate Valence or other acquisitions into our operations or that Valence or other acquisitions may fail to perform in accordance with expectations;
•our ability to realize anticipated outcomes and benefits from Valence or other acquisitions;
•any unexpected costs or liabilities that may arise from the Valence Acquisition or other acquisitions, or the ownership and operation of Valence or other acquired companies;
•results of our research and development programs;
•the initiation, timing, progress, results, and cost of our current and future preclinical and clinical studies, including statements regarding the design of, and the timing of initiation and completion of, studies and related preparatory work, as well as the period during which the results of the studies will become available;
•the ability of our clinical trials to demonstrate the safety and efficacy of our drug candidates, and other positive results;
•the ability and willingness of our collaborators to continue research and development activities relating to our development candidates and investigational medicines;
•future agreements with third parties in connection with the commercialization of our investigational medicines and any other approved product;
•the timing, scope, and likelihood of regulatory filings and approvals, including the timing of Investigational New Drug applications and final approval by the U.S. Food and Drug Administration, or FDA, of our
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current drug candidates and any future drug candidates, as well as our ability to maintain any such approvals;
•the timing, scope, or likelihood of foreign regulatory filings and approvals, including our ability to maintain any such approvals;
•the size of the potential market opportunity for our drug candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;
•our ability to identify viable new drug candidates for clinical development and the rate at which we expect to identify such candidates, whether through an inferential approach or otherwise;
•our expectation that the assets that will drive the most value for us are those that we will identify in the future using our datasets and tools;
•our ability to develop and advance our current drug candidates and programs into, and successfully complete, clinical studies;
•our ability to reduce the time or cost or increase the likelihood of success of our research and development relative to the traditional drug discovery paradigm;
•our ability to improve, and the rate of improvement in, our infrastructure, datasets, biology, technology tools, and drug discovery platform, and our ability to realize benefits from such improvements;
•our expectations related to the performance and benefits of our BioHive-1 supercomputer;
•our ability to realize a return on our investment of resources and cash from our drug discovery collaborations;
•our ability to scale like a technology company and to add more programs to our pipeline each year;
•our ability to successfully compete in a highly competitive market;
•our manufacturing, commercialization, and marketing capabilities and strategies;
•our plans relating to commercializing our drug candidates, if approved, including the geographic areas of focus and sales strategy;
•our expectations regarding the approval and use of our drug candidates in combination with other drugs;
•the rate and degree of market acceptance and clinical utility of our current drug candidates, if approved, and other drug candidates we may develop;
•our competitive position and the success of competing approaches that are or may become available;
•our estimates of the number of patients that we will enroll in our clinical trials and the timing of their enrollment;
•the beneficial characteristics, safety, efficacy, and therapeutic effects of our drug candidates;
•our plans for further development of our drug candidates, including additional indications we may pursue;
•our ability to adequately protect and enforce our intellectual property and proprietary technology, including the scope of protection we are able to establish and maintain for intellectual property rights covering our current drug candidates and other drug candidates we may develop, receipt of patent protection, the extensions of existing patent terms where available, the validity of intellectual property rights held by third parties, the protection of our trade secrets, and our ability not to infringe, misappropriate or otherwise violate any third-party intellectual property rights;
•the impact of any intellectual property disputes and our ability to defend against claims of infringement, misappropriation, or other violations of intellectual property rights;
•our ability to keep pace with new technological developments;
•our ability to utilize third-party open source software and cloud-based infrastructure, on which we are dependent;
•the adequacy of our insurance policies and the scope of their coverage;
•the potential impact of a pandemic, epidemic, or outbreak of an infectious disease, such as COVID-19, or natural disaster, global political instability, or warfare, and the effect of such outbreak or natural disaster, global political instability, or warfare on our business and financial results;
•our ability to maintain our technical operations infrastructure to avoid errors, delays, or cybersecurity breaches;
•our continued reliance on third parties to conduct additional clinical trials of our drug candidates, and for the manufacture of our drug candidates for preclinical studies and clinical trials;
•our ability to obtain, and negotiate favorable terms of, any collaboration, licensing or other arrangements that may be necessary or desirable to research, develop, manufacture, or commercialize our platform and drug candidates;
•the pricing and reimbursement of our current drug candidates and other drug candidates we may develop, if approved;
•our estimates regarding expenses, future revenue, capital requirements, and need for additional financing;
•our financial performance;
•the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;
•our ability to raise substantial additional funding;
•the impact of current and future laws and regulations, and our ability to comply with all regulations that we are, or may become, subject to;
•the need to hire additional personnel and our ability to attract and retain such personnel;
•the impact of any current or future litigation, which may arise during the ordinary course of business and be costly to defend;
•our anticipated use of our existing resources and the net proceeds from our initial public offering; and
•other risks and uncertainties.

Any forward-looking statements in this prospectus reflect our current views with respect to future events and future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those described under Part II, Item 1A, Risk Factors and elsewhere in our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and our most recent Annual Report on Form 10-K for the period ended December 31, 2022, and our Current Reports on Form 8-K, and the section of any accompanying prospectus supplement entitled “Risk Factors.” Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. All forward-looking statements, expressed or implied, included in this prospectus and the documents incorporated by reference herein are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
This prospectus and the documents incorporated by reference also contain estimates, projections and other information concerning our industry, the general business environment, and the markets for certain diseases, including estimates regarding the potential size of those markets and the estimated incidence and prevalence of certain medical conditions. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events, circumstances or numbers, including actual disease prevalence rates and market size, may differ materially from the information provided. Unless otherwise expressly stated, we obtained this industry information, business information, market data, prevalence information and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources, in each case, from sources we consider to be reliable, and in some cases applying our own assumptions and analysis that may, in the future, prove not to have been accurate.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://www.recursion.com/. Information accessible on or through our website is not a part of this prospectus.
Incorporation by Reference
The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the securities under the registration statement of which this prospectus forms a part is terminated or completed:
•our Annual Report on Form 10-K for the year ended December 31, 2022;
•our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;
•the portions of our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into our Annual Report on Form 10-K, filed with the SEC on April 28, 2023;
•our Current Reports on Form 8-K filed on January 25, 2023, May 8, 2023, and May 17, 2023; and
•The description of our Class A Common Stock contained in the Registration Statement on Form 8-A relating thereto, filed on April 12, 2021, including any amendment or report filed for the purpose of updating such description (including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 23, 2022).
Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by requesting them in writing or by telephone from us at the following address:
Recursion Pharmaceuticals, Inc.
41 S Rio Grande Street
Salt Lake City, Utah 84101
Attn: Investor Relations
(385) 269-0203
This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, and any prospectus supplement, including the matters set forth under the section of this prospectus captioned “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and any subsequently filed Quarterly Reports on Form 10-Q. You should carefully read the additional documents we have referred you to in the “Where You Can Find More Information; Incorporation by Reference” section of the prospectus for information about us. Unless the context indicates otherwise, references in this prospectus to “Recursion,” “we,” “our” and “us” refer, collectively, to Recursion Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries taken as a whole.
Company Overview
We are a clinical stage TechBio company leading this burgeoning space by decoding biology to industrialize drug discovery. Central to our mission is the Recursion Operating System (OS), a platform built across diverse technologies that enables us to map and navigate trillions of biological and chemical relationships within the Recursion Data Universe, one of the world’s largest proprietary biological and chemical datasets. We frame this integration of the physical and digital components as iterative loops of atoms and bits. Scaled ‘wet-lab’ biology and chemistry data built in-house (atoms) are organized into virtuous cycles with ‘dry-lab’ computational tools (bits) to rapidly translate in silico hypotheses into validated insights and novel chemistry. Our focus on mapping and navigating the complexities of biology and chemistry beyond the published literature and in a target-agnostic way differentiates us from other companies in our space and leads us to confront a fundamental cause of failure for the majority of clinical-stage programs—the wrong target is chosen due to an incomplete and reductionist view of biology. Our balanced team of life scientists and computational and technical experts creates an environment where empirical data, statistical rigor, and creative thinking are brought to bear on our decisions.
We leverage our Recursion OS to enable three key value drivers:
1. An expansive pipeline of internally-developed clinical and preclinical programs focused on genetically-driven rare diseases and oncology with significant unmet need and market opportunities in some cases potentially in excess of $1 billion in annual sales.
2. Transformational partnerships with leading biopharma companies to map and navigate intractable areas of biology, identify novel targets, and develop potential new medicines that are further developed in resource-heavy clinical trials overseen by our partners.
3. Development of one of the largest fit-for-purpose proprietary biological and chemical datasets in the world at a time when advances in AI paired with the right training data are creating disruptive value.
Corporate Information and History
We were formed in Delaware as a limited liability company in November 2013 under the name Recursion Pharmaceuticals, LLC. In September 2016, we converted to a Delaware corporation and subsequently changed our name to Recursion Pharmaceuticals, Inc. Our principal executive office is located at 41 S Rio Grande Street, Salt Lake City, Utah 84101. Our telephone number is (385) 269-0203. Our website is www.recursion.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus or any applicable prospectus supplement and is not incorporated by reference herein or therein. We have included our website address in this prospectus solely for informational purposes and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase shares of our Class A common stock.
We use the Recursion logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork, and other visual displays, may appear without the TM symbol, but such references are not intended to indicate in any way that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
Description of the Valence Acquisition
On May 8, 2023, we and 14998685 Canada Inc., a corporation governed by the laws of Canada and an indirect wholly-owned subsidiary of ours (“Exchangeco”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Valence Discovery Inc. (“Valence”) pursuant to which Exchangeco acquired 100% of the outstanding equity securities of Valence (the “Valence Acquisition”). The closing of the Valence Acquisition occurred on May 16, 2023. In connection with the closing of the Valence Acquisition, we issued (i) shares of our

Class A common stock to certain Valence shareholders (the “Closing Shares”), (ii) Exchangeco issued shares of Exchangeco to certain eligible Valence shareholders in lieu of shares of our Class A common Stock, which are exchangeable for shares of our Class A common stock (the “Exchangeable Shares”), or (iii) cash paid in lieu of shares to unaccredited investors. Outstanding options to purchase shares of Valence were assumed by us and exchanged for options that are exercisable for shares of our Class A common stock. Post-closing adjustments and shares withheld for potential indemnification claims may result in the issuance of additional shares of our Class A common stock and Exchangeable Shares.
Each Exchangeable Share may be exchanged at the election of the holder for one share of our Class A common stock (subject to adjustments to maintain economic equivalence between our Class A common stock and the Exchangeable Shares). In addition, under certain circumstances, Exchangeco can redeem Exchangeable Shares in exchange for shares of our Class A common stock on a one-for-one basis (subject to adjustments to maintain economic equivalence between our Class A common stock and the Exchangeable Shares). The Exchangeable Shares are not entitled to cast votes on matters for which holders of shares of our Class A common stock are entitled to vote nor are the Exchangeable Shares listed for trading on any stock exchange. Upon the issuance of the registered shares of Class A common stock upon such exchange, retraction or redemption of outstanding Exchangeable Shares, we will cancel an equal number of currently outstanding Exchangeable Shares of Exchangeco.
The Offering
We are registering the issuance, from time to time, of shares of our Class A common stock consisting of:
•up to 5,904,827 shares of Class A common stock (the “Exchange Shares”), that we may issue upon exchange, retraction or redemption of the Exchangeable Shares; and
•up to 31,132 shares of Class A common stock issuable upon the exercise of options (the “Options”) by former service providers that are not eligible to be registered on Form S-8. The Options were issued by Valence but assumed by us and exchanged for options that are exercisable for shares of our Class A common stock in connection with the Valence Acquisition.
We are also registering the proposed resale or other disposition from time to time of up to 2,168,020 shares of our Class A common stock (the “Resale Shares”) by the selling stockholders identified in this prospectus that were or may be issued to the selling stockholders in connection with the Valence Acquisition.
Because (i) the Exchange Shares offered by us in this prospectus will be issued only in exchange for or upon retraction or redemption of the Exchangeable Shares and (ii) we will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders, we will not receive any cash proceeds from the offering of the Exchange Shares or the Resale Shares. We expect to receive nominal proceeds to, if any, from the issuance of shares of our Class A common stock upon the exercise of the Options. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks referenced below and described in the documents incorporated by reference in this prospectus and any applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks referenced below and described in the documents incorporated herein by reference, including (i) our annual report on Form 10-K for the fiscal year ended December 31, 2022, which is on file with the SEC and is incorporated herein by reference, (ii) our quarterly report on Form 10-Q for the quarter ended March 31, 2023, which is on file with the SEC and incorporated herein by reference, and (iii) other documents we subsequently file with the SEC that are deemed incorporated by reference into this prospectus.
Risks Related to the Valence Acquisition
We may not realize all of the anticipated outcomes and benefits of the Valence Acquisition.
The benefits we expect to achieve as a result of the Valence Acquisition will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Valence’s business and operations with our business and operations. Even if we are able to integrate our business with Valence’s business successfully, this integration may not result in the realization of the outcomes and benefits, growth opportunities and cost synergies we currently expect within the anticipated time frame or at all. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of Valence’s business with our business. In addition, while we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates.
Accordingly, the outcomes and benefits from the Valence Acquisition may be offset by costs incurred or delays in integrating the companies, which could cause the outcomes and benefits we anticipate to be inaccurate or not realized.
Exchange rate fluctuations could result in significant foreign currency gains and losses and affect our business results.
Because the results of Valence are reported in Canadian dollars, which we will then translate to U.S. dollars for inclusion in our consolidated financial statements, we will be exposed to more significant currency translation risk as a result of the Valence Acquisition. As a result, changes between the foreign exchange rates, in particular the Canadian dollar and the U.S. dollar, affect the amounts we record for our foreign assets, liabilities, revenues and expenses, and could have a negative effect on our financial results. We currently do not enter into hedging arrangements to minimize the impact of foreign currency fluctuations.
Risks Related to the Exchangeable Shares
Holders of Exchangeable Shares will experience a delay in receiving shares of our Class A common stock from the date they request an exchange as well as for Exchangeable Shares that may be issued with respect to consideration withheld for potential post-closing adjustments and potential indemnification claims under the Purchase Agreement, which may affect the value of the shares the holder receives in an exchange.
Holders of Exchangeable Shares who request to receive shares of our Class A common stock in exchange for their Exchangeable Shares will not receive shares of our Class A common stock for several days after the applicable request is received. During this period, the market price of our Class A common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such holder of Exchangeable Shares upon a subsequent sale of our Class A common stock received in the exchange.
In addition, Exchangeable Shares that may be issuable pursuant to the Purchase Agreement as a result of shares withheld for post-closing adjustments and estimated potential indemnification claims will only be received, if at all, after several months following the closing. During this extended period of time, the market price of our Class A common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received under the Purchase Agreement with respect to the ultimate issuance of Class A common stock issued with respect to such Exchangeable Shares. Such Exchangeable Shares would additionally be subject to market price fluctuations for delays in the receipt of shares of Class A common stock issued upon exchange of such Exchangeable Shares, as discussed in the prior paragraph.
The Exchangeable Shares will not be listed on any stock exchange.
The Exchangeable Shares are not expected to be listed on any stock exchange. Although each Exchangeable Share will be exchangeable at the option of the holder for shares of our Class A common stock, there is no market through which the Exchangeable Shares will be sold, and holders may not be able to sell their Exchangeable Shares until after they have been exchanged for our Class A common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law might discourage, delay, or prevent a change in control of our company or changes in our management and, therefore, depress the market prices of our Class A common stock.
Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America is the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware, is the exclusive forum for the following, except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court, and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination, which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of fiduciary duty;
•any action asserting a claim against us arising under the Delaware General Corporation Law, our amended- and restated certificate of incorporation or our amended and restated bylaws; and
•any action asserting a claim against us that is governed by the internal-affairs doctrine.
This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated bylaws further provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, and may result in increased costs to stockholders of bringing a claim, each of which may discourage lawsuits against us and our directors, officers and other employees. Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find either exclusive-forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

USE OF PROCEEDS
Because (i) the Exchange Shares offered by us in this prospectus will be issued only in exchange for or upon retraction or redemption of the Exchangeable Shares and (ii) we will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders, we will not receive any cash proceeds from the offering of the Exchange Shares or the Resale Shares.
We expect to receive nominal proceeds, if any, from the issuance of shares of our Class A common stock upon the exercise of the Options for cash at a price of $0.21 per share. We expect to use the net proceeds from the exercise of the Options, if any, for general corporate purposes.
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock included in the section entitled “Selling Stockholders” to resell such shares. The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholders or if the underwriters exercise their option to purchase additional shares
All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

DESCRIPTION OF THE VALENCE ACQUISITION
On May 8, 2023, we and 14998685 Canada Inc., a corporation governed by the laws of Canada and an indirect wholly-owned subsidiary of ours (“Exchangeco”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Valence Discovery Inc. (“Valence”) pursuant to which Exchangeco acquired 100% of the outstanding equity securities of Valence (the “Valence Acquisition”). The closing of the Valence Acquisition occurred on May 16, 2023. In connection with the closing of the Valence Acquisition, we issued (i) shares of our Class A common stock to certain Valence shareholders (the “Closing Shares”), (ii) Exchangeco issued shares of Exchangeco to certain eligible Valence shareholders in lieu of shares of our Class A common stock, which are exchangeable for shares of our Class A common stock (the “Exchangeable Shares”), or (iii) cash paid in lieu of shares to unaccredited investors. Outstanding options to purchase shares of Valence were assumed by us and exchanged for options that are exercisable for shares of our Class A common stock. Post-closing adjustments and shares withheld for potential indemnification claims may result in the issuance of additional shares of our Class A common stock and Exchangeable Shares.
Each Exchangeable Share may be exchanged at the election of the holder for one share of our Class A common stock (subject to adjustments to maintain economic equivalence between our Class A common stock and the Exchangeable Shares). In addition, under certain circumstances, Exchangeco can redeem Exchangeable Shares in exchange for shares of our Class A common stock on a one-for-one basis (subject to adjustments to maintain economic equivalence between our Class A common stock and the Exchangeable Shares). The Exchangeable Shares are not entitled to cast votes on matters for which holders of shares of our Class A common stock are entitled to vote nor are the Exchangeable Shares listed for trading on any stock exchange.
THE EXCHANGEABLE SHARES AND THE RESALE SHARES
The rights of holders of Exchangeable Shares, including exchange rights, is described in the terms of the Exchangeable Share Support Agreement, which is included as Exhibit 4.2 to this registration statement of which this prospectus forms a part, and is incorporated by reference herein.
Holders of Exchangeable Shares and the Resale Shares have registration rights pursuant to a registration agreement (the “Registration Agreement”), entered into as of the closing of the Valence Acquisition on May 16, 2023, by and among us, Exchangeco, and certain shareholders of Valence. We have filed this prospectus to fulfill certain obligations described in the terms of the Registration Agreement, which is included as Exhibit 4.3 to this registration statement of which this prospectus forms a part, and is incorporated by reference herein.

SELLING STOCKHOLDERS
This prospectus covers the resale or other disposition from time to time by the selling stockholders of the Resale Shares that were issued or may be issued to the selling stockholders by us in the Valence Acquisition. For a description of the Valence Acquisition, see “Description of the Valence Acquisition” in this prospectus. As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with their respective pledgees, assignees, donees, transferees or successors-in-interest.
We are registering the offer and sale of the Resale Shares held by the selling stockholders to satisfy certain registration obligations that we granted to the selling stockholders under the Registration Agreement in connection with the Valence Acquisition. Pursuant to a Registration Agreement, we have agreed to use reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for a period of not less than three years, or, if earlier, until the selling stockholders have sold all the Resale Shares and all the Exchange Shares have been issued hereunder.
The following table sets forth (i) the name of each selling stockholder, (ii) the number of shares of our Class A common stock beneficially owned by the selling stockholder, including the Resale Shares, (iii) the number of Resale Shares that may be offered under this prospectus and (iv) the number of shares of our Class A common stock that would be beneficially owned by the selling stockholder assuming all of the Resale Shares covered hereby are sold.
Other than as stated above, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to our Class A common stock. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the holders named in the table below has sole voting and investment power with respect to all shares of Class A common stock that they beneficially own, subject to applicable community property laws.
The selling stockholders may sell some, all or none of the Resale Shares offered by this prospectus from time to time. We do not know how long the selling stockholders will hold the Shares covered hereby before selling them and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any Shares. The registration of the Shares does not necessarily mean that the selling stockholders will sell all or any portion of the Shares covered by this prospectus.
The information set forth in the table below is based on 184,643,171 shares of our Class A common stock and 7,716,209 shares of our Class B common stock outstanding as of April 30, 2023, together with the 8,839,308 shares of Class A common stock issued or issuable in the Valence Acquisition (including the Exchange Shares, the Options, the Resale Shares, and up to 766,461 options exercisable for shares of our Class A common stock assumed in the Valence Acquisition that are held by current service providers and registered by us on Form S-8 (File No. 333-272027)), and assumes the selling stockholders dispose of all of the Resale Shares covered by this prospectus and do not acquire beneficial ownership of any additional shares of Class A common stock. The information contained in the table below in respect of the selling stockholders has been obtained from the selling stockholders and has not been independently verified by us, other than the calculation of the percentage of shares of Class A common stock owned prior to and after the offering.

	Shares Beneficially Owned Prior to this Offering				% of Total Voting Power Before this Offering(1)	Number of Shares of Class A Common Stock Being Offered(2)	Shares Beneficially Owned After this Offering				% of Total Voting Power After this Offering(1)
	Class A		Class B				Class A		Class B
Name and Address of Beneficial Owner	Shares	%	Shares	%			Shares	%	Shares	%
Fifty Years Fund III, LP(3)	904,392	*	—	—	*	904,392	—	—	—	—	—
Air Street Capital I LP(4)	780,676	*	—	—	*	780,676	—	—	—	—	—
Techstars Montréal 2018 LP(5)	312,841	*	—	—	*	312,841	—	—	—	—	—
PVP Seed Fund, LP(6)	100,521	*	—	—	*	100,521	—	—	—	—	—
Individual Valence shareholder	69,590	*	—	—	*	69,590	—	—	—	—	—

(*)	Represents less than 1%.

(1)	Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. The holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.

(2)	The amounts set forth in this column are the numbers of shares of Class A common stock that may be offered by each selling stockholder using this registration statement.

(3)
Fifty Years Fund III, LP directly holds 904,392 shares of Class A common stock reported under “shares of Class A Common Stock Beneficially Owned Prior to the Offering.” Fifty Years III GP, LLC controls Fifty Years Fund III, LP as its general partner and accordingly, may be deemed to beneficially own the shares held by Fifty Years Fund III, LP. The address for this selling stockholder is 192 Museum Way, San Francisco, California 94114.

(4)	Air Street Capital I LP directly holds 780,676 shares of Class A common stock reported under “shares of Class A Common Stock Beneficially Owned Prior to the Offering.” Air Street Capital Management LTD controls Air Street Capital I LP as its manager and accordingly, may be deemed to beneficially own the shares held by Air Street Capital I LP. The address for this selling stockholder is Suite 1, First Floor, The Energy Centre, Admiral Park, Guernsey GY1 2BB.
(5)	Techstars Montréal 2018 LP directly owns 312,841 shares of Class A common stock reported under “shares of Class A Common Stock Beneficially Owned Prior to the Offering.” Techstars Montreal 2018 GP LLC controls Techstars Montréal 2018 LP as its general manager. Techstars Investments Management, LLC controls Techstars Montreal 2018 GP LLC and accordingly, may be deemed to beneficially own the shares held by Techstars Montréal 2018 LP. The address for this selling stockholder is 4848 Pearl East Cir Ste 118 PMB 99696 Boulder, Colorado 80301.
(6)	PVP Seed Fund, LP may be deemed to beneficially own 100,521 shares of Class A Common Stock. The address for this selling stockholder is 1700 S. El Camino Real, Suite 355, San Mateo California 94402.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms and provisions relating to our capital stock. The following description is a summary that is not complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, and to provisions of the Delaware General Corporation Law. Copies of our amended and restated certificate of incorporation and our amended and restated bylaws, each of which may be amended from time to time, have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference” in this prospectus.
General
Our authorized capital stock consists of 2,200,000,000 shares of capital stock, $0.00001 par value per share, of which 200,000,000 shares are designated preferred stock and 2,000,000,000 shares are designated common stock. Of our common stock, 1,989,032,117 shares are designated as Class A common stock and 10,967,883 shares are designated as Class B common stock. As of April 30, 2023, there were 184,643,171 shares of our Class A common stock and 7,716,209 shares of our Class B common stock outstanding. There are no shares of preferred stock outstanding.
Common Stock
We have two series of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.
Voting Rights
Each holder of Class A common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, and each holder of Class B common stock is entitled to ten votes for each share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law. Under our amended and restated certificate of incorporation, approval of the holders of a majority of the outstanding shares of our Class B common stock voting as a separate class is required to increase the number of authorized shares of our Class B common stock. In addition, Delaware law could require either the holders of our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Until the Final Conversion Date (described below), approval of the holders of at least two-thirds of the outstanding shares of our Class B common stock voting as a separate class is required to amend, repeal or adopt any provision of the amended and restated certificate of incorporation inconsistent with, or otherwise alter, any provision of the amended and restated certificate of incorporation relating to the voting, conversion, or other rights, powers, preferences privileges, or restrictions of our Class B common stock so as to affect them adversely or to reclassify any outstanding shares of Class A common stock into shares having rights as to dividends or liquidation that are senior to the Class B common stock or the right to have more than one vote for each share thereof, except as required by law.
Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of Class A common stock and Class B common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution, or winding up, holders of our Class A common stock and Class B common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Conversion of Class B Common Stock
Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Shares of Class B common stock automatically convert into shares of Class A common stock upon sale or transfer except for certain transfers described in our amended and restated certificate of incorporation, including transfers for estate planning.
In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the earliest of (i) the seven year anniversary of the first day of trading on Nasdaq of our Class A common stock, (ii) the date specified by written consent or agreement of the holders of at least 66 2/3% of our then outstanding shares of Class B common Stock, (iii) nine months after Dr. Christopher Gibson, our co-founder and Chief Executive Officer, ceases to hold any positions as an officer or director with us or (iv) nine months after the death or disability of Dr. Gibson. We refer to the date on which such final conversion of all outstanding shares of Class B common stock pursuant to the terms of our amended and restated certificate of incorporation occurs as the Final Conversion Date.
Rights and Preferences
Holders of our Class A common stock have no preemptive, conversion, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our Class A common stock. Holders of our Class B common stock have no preemptive or subscription rights, but have conversion rights. There are no redemption or sinking fund provisions applicable to our Class B common stock. The rights, preferences and privileges of the holders of our Class A common stock and Class B common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Preferred Stock
Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Class A common stock and Class B common stock. The issuance of preferred stock could adversely affect the voting power of holders of Class A common stock and Class B common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action.

Exchange and Registration Rights
The Valence shareholders have certain rights pursuant to the Exchangeable Share Support Agreement and the Registration Agreement. See “The Exchangeable Shares and the Resale Shares” of this prospectus for additional information.
Anti-takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws
Certain provisions of Delaware law and certain provisions included in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.
Classified Board
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II, and Class III. Each class consists of an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire board of directors. The term of initial Class I directors terminated on the date of the 2022 annual meeting, the term of the initial Class II directors shall terminate on the date of the 2023 annual meeting, and the term of the initial Class III directors shall terminate on the date of the 2024 annual meeting. At each annual meeting of stockholders beginning in 2022, the class of directors whose term expires at that annual meeting is subject to reelection for a three-year term.
Removal of Directors
Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.
Director Vacancies
Our amended and restated certificate of incorporation authorized only our board of directors to fill vacant directorships.
No Cumulative Voting
Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.
Special Meetings of Stockholders
Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by the Chair of our board of directors or by our Chief Executive Officer.
Advance notice procedures for director nominations
Our amended and restated bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally has to be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Action by Written Consent
Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.
Amending our Certificate of Incorporation and Bylaws
Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the Delaware General Corporation Law, or DGCL. Our amended and restated bylaws may be adopted, amended, altered, or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of the Class A common stock and Class B common stock, except for any amendment of the above provisions, which would require the approval of a two-thirds majority of our then outstanding Class A common stock and Class B common stock or the separate approval of a majority of our Class B common stock for any increase to the authorized number of Class B common stock or two-thirds of our then outstanding Class B common stock for certain amendments to our Class B common stock or certain reclassifications of our Class A common stock described above. Additionally, our amended and restated certificate of incorporation provides that our bylaws may be amended, altered, or repealed by the board of directors.
Authorized but Unissued Shares
Our authorized but unissued shares of Class A common stock, Class B common stock, and preferred stock is available for future issuances without stockholder approval, except as required by the listing standards of Nasdaq, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A common stock, Class B common stock, and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger, or otherwise.
Exclusive Jurisdiction
Our amended and restated bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim arising pursuant to the DGCL, any action regarding our amended and restated certificate of incorporation or amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our amended and restated bylaws further provide that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. We also note that stockholders cannot waive compliance (or consent to noncompliance) with the federal securities laws and the rules and regulations thereunder.
Business Combinations with Interested Stockholders
We are governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (1) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers of such corporation and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (3) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RXRX.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is American Stock Transfer Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, NY 11219.

PLAN OF DISTRIBUTION
The Exchange Shares offered in this prospectus will be issued in exchange for Exchangeable Shares as described in the terms of the Exchangeable Share Support Agreement that is included as Exhibit 4.1 to this registration statement of which this prospectus forms a part. The shares of our Class A common stock underlying the Options may be issued upon our receipt of a nominal cash exercise price of $0.21 per share to former service providers of Valence. We are registering the Resale Shares issued to the selling stockholders to permit the resale of these shares of Class A common stock by the holders from time to time after the date of this prospectus.
No broker, dealer or underwriter has been engaged in connection with soliciting such exchange, exercise, or resale, and no commission or other compensation will be paid to any person in connection with solicitation of such exchange, exercise, or resale. No broker, dealer or underwriter has been engaged in connection with this offering.
Because (i) the Exchange Shares offered by us in this prospectus will be issued only in exchange for or upon retraction or redemption of the Exchangeable Shares and (ii) we will not receive any of the proceeds from the sale of the Resale Shares by the selling stockholders, we will not receive any cash proceeds from the offering of the Exchange Shares or the Resale Shares. We expect to receive nominal proceeds, if any, from the issuance of shares of our Class A common stock upon the exercise of the Options. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

The selling stockholders, which as used herein includes donees, pledgees, assignees, transferees and other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
Sales of shares of our Class A common stock by the selling stockholders named in this prospectus may be made from time to time in one or more transactions in the over-the-counter market, on any exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly, to or through agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:
•block trades (which may involve crosses) in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker or dealer as principal and resales by the broker or dealer for its own account pursuant to this prospectus;
•exchange distributions or secondary distributions in accordance with the rules of the applicable exchange;
•ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;
•privately negotiated transactions;
•the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•the settlement of short sales;
•a combination of any of the foregoing methods of sale; and
•any other method permitted by applicable law.
An agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such brokers or dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). A member firm of an exchange on which our Class A common stock is traded may be engaged to act as the selling stockholders’ agent in the sale of shares by the selling stockholders.
In connection with distributions of the Resale Shares offered by this prospectus or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our Class A common stock. In connection with these transactions, the brokers or dealers or other financial institutions may engage in short sales of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our Class A common stock short to effect its hedging transactions and deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares.
In addition, any shares of our Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
The aggregate proceeds to the selling stockholders from the sale of the Resale Shares offered by it pursuant to this prospectus will be the purchase price of the shares less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Class A common stock to be made directly or through agents.
To the extent required, the shares to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
Each broker-dealer that receives Resale Shares for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus in connection with any sale of the Resale Shares. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. We will make copies of this prospectus available to the selling stockholders, brokers and dealers for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.
In order to comply with the securities laws of some states, if applicable, the Resale Shares offered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with as part of such sale.
The selling stockholders and any other person participating in such distribution will be subject to certain provisions of the Exchange Act. The Exchange Act rules include Regulation M, which may limit the timing of purchases and sales of any of our Class A common stock by the selling stockholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our Class A common stock to engage in market-making activities with respect to the Class A common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.
The selling stockholders and any brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. If the selling stockholders is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders, brokers and dealers for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable.
There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock offered hereby.
We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock offered hereby, except that, if the Resale Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. We may be required to indemnify the selling stockholders against liabilities, including certain liabilities under the Securities Act, to the extent arising out of or resulting from or in connection with any breach of or default in connection with any of the covenants in the Registration Agreement.
Any underwriter, dealers and agents engaged by the selling stockholders may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business.
Certain holders of Resale Shares and Exchangeable Shares representing up to approximately 7.1 million shares of our issued or issuable Class A common stock have agreed, on behalf of themselves and their affiliates, that during the six month period following May 16, 2023, such holder and its affiliates shall not, directly or indirectly, transfer, grant an option with respect to, sell, exchange, pledge, convert or otherwise dispose of or encumber any shares of our Class A common stock or Exchangeable Shares received or issued in connection the Valence Acquisition or make any offer or enter into any contract providing for any of the foregoing, provided, however, that notwithstanding the foregoing, one-sixth of the amount of shares (rounded down to the nearest whole share) of Class A common stock issued to each such holder will be released, and no longer subject to, such transfer restrictions on the first day of each of the six months following May 16, 2023.

INCOME TAX CONSIDERATIONS
Material Canadian Federal Income Tax Considerations
The following is a summary of certain Canadian federal income tax considerations arising under the Income Tax Act (Canada) and the regulations adopted thereunder (the “ITA”) in respect of the holding and disposition of shares of our Class A common stock acquired upon the exchange, retraction or redemption of the Exchangeable Shares. This summary applies only to a person (i) who is a beneficial owner of shares of our Class A common stock, (ii) who, for purposes of the ITA and at all relevant times, acquires and holds shares of our Class A common stock as capital property and deal at arm’s length with, and are not affiliated with, Recursion, 1414517 B.C. Unlimited Liability Company, or Exchangeco, and (iii) who, for purposes of the ITA and any applicable income tax treaty or convention, is or is deemed to be a resident of Canada at all relevant times and is not exempt from tax under Part I of the ITA (a “Resident Holder”).

This summary does not apply to a Resident Holder: (i) with respect to whom Recursion is or will be a “foreign affiliate” within the meaning of the ITA, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (iii) an interest in which is a “tax shelter investment” as defined in the ITA, (iv) that is a “specified financial institution” as defined in the ITA, (v) that reports its “Canadian tax results”, as defined in the ITA, in a currency other than Canadian currency, (vi) that has entered or will enter into a “derivative forward agreement” or “synthetic disposition agreement” (as defined in the ITA) in respect of shares of our Class A common stock, or (vii) that is a corporation and is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of shares of our Class A common stock, controlled by a non-resident person or a group of non-resident persons for the purposes of the foreign affiliate dumping rules in section 212.3 of the ITA. Any such holders should consult their own tax advisors with respect to their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the ITA and our understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the ITA that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and assumes that such Proposed Amendments will be enacted as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the holding and disposition of our Class A common stock. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or any changes in the CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder and no representation with respect to the tax consequences to any particular holder is made. This summary does not take into account your particular circumstances and does not address considerations that may be particular to you. Therefore, you should consult your own tax advisors regarding the specific tax consequences to you of acquiring, holding or disposing of shares of our Class A common stock.

Shares of our Class A common stock will generally be considered to be capital property to a Resident Holder unless such securities are held in the course of carrying on a business, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Shares of our Class A common stock will not constitute “Canadian securities” for the purposes of the irrevocable election under subsection 39(4) of the ITA to treat all “Canadian securities”, as defined in the ITA, owned by a Resident Holder as capital property, and therefore such election will not apply to shares of our Class A common stock. Resident Holders who do not or will not hold shares of our Class A common stock as capital property should consult their own tax advisors regarding their particular circumstances.

Generally, for purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the relevant exchange rate as determined in accordance with the ITA. The amount of dividends to be included in the income of, and the amount of capital gains or capital losses realized by, a Resident Holder may be affected by fluctuation in the relevant Canadian dollar exchange rate.

Acquisition and Disposition of Shares of Our Class A Common Stock

The cost of shares of our Class A common stock received on the retraction, redemption or exchange of an Exchangeable Share will be equal to the fair market value of such shares of our Class A common stock at the time of such event and will generally be averaged with the adjusted cost base of any other shares of our Class A common stock held at that time by the Resident Holder as capital property for the purpose of determining the Resident Holder’s adjusted cost base of such shares of our Class A common stock.

A disposition or deemed disposition of shares of our Class A common stock by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the shares of our Class A common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains or Capital Losses” below.

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the ITA). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

If the Resident Holder is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of shares of our Class A common stock may be reduced by the amount of dividends received or deemed to have been received by the Resident Holder on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares directly or indirectly through a partnership or trust.

Capital gains realized by individuals and certain trusts may give rise to minimum tax under the ITA. The 2023 Federal Budget (Canada) included several proposed changes to the minimum tax rules. Holders to whom these rules may be relevant should consult their own tax advisors.

Dividends on Shares of our Class A Common Stock

A Resident Holder will be required to include in computing such Resident Holder’s income for a taxation year the amount of dividends, if any, received or deemed to be received on shares of our Class A common stock, including amounts withheld for U.S. withholding tax, if any. Dividends received or deemed to be received on shares of our Class A common stock by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

Subject to the detailed rules in the ITA, a Resident Holder may be entitled to a foreign tax credit or deduction for any U.S. withholding tax paid with respect to dividends received by the Resident Holder on shares of our Class A common stock. Resident Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction having regard to their own particular circumstances.

Foreign Property Information Reporting

A Resident Holder that is a “specified Canadian entity” (as defined in the ITA) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the ITA), including shares of our Class A common stock, at any time in the year or fiscal period exceeds Cdn $100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a Resident Holder, other than a corporation or trust exempt from tax under Part I of the ITA, will be a "specified Canadian entity," as will certain partnerships. Resident Holders should consult their own tax advisors regarding the reporting rules contained in the ITA and compliance with these rules.

Material U.S. Federal Income Tax Considerations
The following discussion is a general summary of certain material U.S. federal income tax considerations to Non-U.S. Holders (as defined below) of the ownership and disposition of shares of our Class A common stock acquired in exchange for Exchangeable Shares. It is not a comprehensive discussion of all tax considerations that may be relevant to a particular holder’s decision to acquire shares of our Class A common stock, including U.S. federal estate, gift and alternative minimum tax considerations, the Medicare contribution tax imposed on certain net investment income, the special accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and U.S. state and local or non-U.S. tax considerations, and is limited to holders that hold Exchangeable Shares and shares of our Class A common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). Except where specifically discussed herein, the following discussion does not address the U.S. federal income tax considerations of owning or disposing of Exchangeable Shares.
Further, the following discussion is based on the Code and the U.S. Treasury Regulations promogulated thereunder, including administrative and judicial interpretations thereof, as of the date of this prospectus. These authorities may be replaced, revoked or modified, possibly with retroactive effect, and subject to differing interpretations so as to result in U.S. federal income tax consequences different from those discussed herein. No opinion from U.S. legal counsel or ruling from the U.S. Internal Revenue Service, or the IRS, has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Valence Acquisition or the exchange of Exchangeable Shares for our Class A common stock. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary. Holders should consult their own tax advisors regarding the tax consequences of owning and disposing of Exchangeable Shares and shares of our Class A common stock and exchanging Exchangeable Shares for our Class A common stock.
The term “U.S. Holder” means a beneficial owner of shares of our Class A common stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect to be treated as a U.S. person.

The term “Non-U.S. Holder” means a beneficial owner of shares of our Class A common stock that is, for U.S. federal income tax purposes, not a U.S. Holder or a partnership or pass-through entity (including any entity or arrangement treated as a partnership or other flow-through entity and the equity holders therein).
This summary does not describe all of the U.S. federal income tax considerations applicable to a Non-U.S. Holder if such Non-U.S. Holder is subject to special treatment under U.S. federal income tax laws, including if such Non-U.S. Holder is:
•a dealer in securities or currencies;
•a bank, broker dealer or other financial institution;
•a regulated investment company;
•a real estate investment trust;
•an insurance company;
•a tax-exempt organization (including a private foundation);
•a pension plan;
•a cooperative;
•a governmental organization;
•a person holding Exchangeable Shares or shares of our Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;
•a trader in securities that has elected the mark-to-market method of accounting for its securities;
•a person who owns, directly, indirectly or constructively, 5% or more of our total combined voting power or value;

•a partnership or other pass-through entity for U.S. federal income tax purposes or its partner in or member of such entity;
•certain former U.S. citizens or long-term residents;
•a person whose “functional currency” is not the U.S. dollar; or
•a person that received Exchangeable Shares pursuant to the exercise of any employee stock option or otherwise as compensation.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Exchangeable Shares or shares of our Class A common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding Exchangeable Shares or shares of our Class A common stock should consult their own tax advisors regarding the tax consequences applicable to their particular circumstances.
U.S. Federal Income Tax Considerations of the Exchange of Exchangeable Shares for Shares of Class A Common Stock
The U.S. federal income tax characterization of the Exchangeable Shares for U.S. tax purposes is uncertain. If the Exchangeable Shares are treated as shares of our Class A common stock for U.S. tax purposes, an exchange of Exchangeable Shares for shares of our Class A common stock should not be a taxable event for U.S. federal income tax purposes, in which case holders should not recognize any gain or loss for U.S. income tax purposes upon the exchange. However, if the Exchangeable Shares are not treated as shares of our Class A common stock for U.S. tax purposes, the tax treatment of an exchange could vary, and the tax treatment described in the sections titled “—U.S. Federal Income Tax Considerations Applicable to the Ownership of Our Shares of Class A Common Stock—Gain on Disposition of Our Class A Common Stock” could apply to the disposition of Exchangeable Shares. Holders of Exchangeable Shares should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to the tax treatment of the Exchangeable Shares and the exchange of Exchangeable Shares for shares of our Class A common stock for U.S. federal income tax purposes.
U.S. Federal Income Tax Considerations Applicable to the Ownership of Our Shares of Class A Common Stock
Distributions
If we make distributions on our Class A common stock (including constructive distributions, but not including certain distributions of stock or rights to acquire our Class A common stock), those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital and will first reduce Non-U.S. Holder’s basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described in the section titled “—U.S. Federal Income Tax Considerations Applicable to the Ownership of Our Shares of Class A Common Stock—Gain on Disposition of Our Class A Common Stock.”

Subject to the discussion below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to Non-U.S. Holders generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and a Non-U.S. Holder’s country of residence. In order to receive a reduced treaty rate, a Non-U.S. Holder must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. Non-U.S. Holders may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If Non-U.S. Holders hold our Class A common stock through a financial institution or other agent acting on Non-U.S. Holder’s behalf, such Non-U.S. Holders will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

Dividends received by a Non-U.S. Holder that are treated as effectively connected with Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by a Non-U.S. Holder in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, a Non-U.S. Holder must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 or a successor form properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if Non-U.S. Holder is a corporate non-U.S. Holder, dividends such Non-U.S. Holder receives that are effectively connected with Non-U.S. Holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and Non-U.S. Holder’s country of residence. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of the ownership and disposition of our Class A common stock, including the application of any applicable tax treaties that may provide for different rules.
Gain on Disposition of Our Class A Common Stock
Subject to the discussions below regarding backup withholding and FATCA withholding, Non-U.S. Holders generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:
•the gain is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by a Non-U.S. Holder in the United States);
•the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•Our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding Non-U.S. Holder’s disposition of, or holding period for, our Class A common stock.
We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, a Non-U.S. Holder’s Class A common stock will be treated as U.S. real property interests only if a Non-U.S. Holder actually (directly or indirectly) or constructively holds more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding Non-U.S. Holder’s disposition of, or holding period for, our Class A common stock.
Non-U.S. Holders described in the first bullet above generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) at U.S. federal income tax rates applicable to U.S. persons, and a corporate Non-U.S. Holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided a Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to a Non-U.S. Holder, the name and address of such Non-U.S. holder, and the amount of tax withheld, if any. A similar report will be sent to the Non-U.S. Holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.
Payments of dividends on or of proceeds from the disposition of our Class A common stock made to Non-U.S. Holders may be subject to backup withholding at the applicable statutory rate unless a Non-U.S. Holder establishes an exemption, for example, by properly certifying Non-U.S. holder’s non-U.S. status on a properly completed IRS Form

W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Requirements under the Foreign Account Tax Compliance Act
FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends (including constructive dividends) on, and, subject to the proposed regulations discussed below, the gross proceeds from a sale or other disposition of, our Class A common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends (including constructive dividends) on, and, subject to the proposed regulations discussed below, the gross proceeds from a sale or other disposition of, our Class A common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.
The withholding obligations under FATCA generally apply to dividends (including constructive dividends) on our Class A common stock and to the payment of gross proceeds of a sale or other disposition of our Class A common stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Class A common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described in the section titled “—U.S. Federal Income Tax Considerations Applicable to the Ownership of Our Shares of Class A Common Stock—Distributions.” Under certain circumstances, Non-U.S. Holders might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and Non-U.S. Holder’s country of residence may modify the requirements described in this section. Each Non-U.S. Holder should consult with its own tax advisors regarding the application of FATCA withholding to ownership and disposition of our Class A common stock.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE TO HOLDERS OF OUR CLASS A COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS OF OWNING AND DISPOSING OF OUR EXCHANGEABLE SHARES AND CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS
The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Seattle, Washington.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, and the effectiveness of our internal control over financial reporting as of December 31, 2022, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

Recursion Pharmaceuticals, Inc.

 Up to 5,904,827 Shares of Class A Common Stock Issuable Upon Exchange of Exchangeable Shares
Up to 31,132 Shares of Class A Common Stock Issuable Upon Exercise of Certain Outstanding Options
2,168,020 Shares of Class A Common Stock Offered by Selling Stockholders

PROSPECTUS

May 30, 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.    Other Expenses of Issuance and Distribution
The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

Amount to be Paid
SEC registration fee	$7,100
Printing expenses	$—
Accounting fees and expenses	$25,000
Legal fees and expenses	$30,000
Miscellaneous expenses	$—
Total	$62,100

Item 15.    Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
The registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the registrant’s directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, the registrant’s directors will not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to the registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, the registrant’s amended and restated bylaws provide that the registrant will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s amended and restated bylaws will also provide that the registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, the registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the registrant to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions in the registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that the registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the registrant’s directors and executive officers, even though an action, if successful, might benefit the registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the registrant’s directors or officers, or is or was one of the registrant’s directors or officers serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
The registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the registrant with respect to payments that may be made by the registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.
Certain of the registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the registrant’s board of directors.

Item 16.    Exhibits

Incorporation by Reference
Exhibit Number	Exhibit Description	Form	Date	Exhibit Number	Filing Date	Filed Herewith
3.1	Amended and Restated Certificate of Incorporation	8-K	April 15, 2021	3.1	April 21, 2021
3.2	Amended and Restated Bylaws	8-K	April 15, 2021	3.2	April 21, 2021
4.1	Specimen Class A Common Stock Certificate	S-1/A	April 15, 2021	4.2	April 15, 2021
4.2	Exchangeable Share Support Agreement					X
4.3	Registration Agreement					X
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement)					X
24.1	Power of Attorney (included on the signature page to this Registration Statement)					X
10.7	Filing Fee Table					X

Item 17.    Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    that, for the purpose of determining liability under the Securities Act to any purchaser:
(i)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)    that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on May 30, 2023.
RECURSION PHARMACEUTICALS, INC.
By:    /s/ Christopher Gibson
    Christopher Gibson
    Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher Gibson and Michael Secora, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christopher Gibson Christopher Gibson	Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2023

/s/ Michael Secora Michael Secora	Chief Financial Officer (Principal Financial and Accounting Officer)	May 30, 2023

/s/ Zachary Bogue Zachary Bogue	Director	May 30, 2023

/s/ Blake Borgeson Blake Borgeson	Director	May 30, 2023

/s/ Terry-Ann Burrell Terry-Ann Burrell	Director	May 30, 2023

/s/ R. Martin Chavez R. Martin Chavez	Director	May 30, 2023

/s/ Zavain Dar Zavain Dar	Director	May 30, 2023

/s/ Robert Hershberg Robert Hershberg	Director	May 30, 2023

/s/ Dean Li Dean Li	Director	May 30, 2023